UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2006

Tupperware Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11657	36-4062333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 2353, Orlando, Florida	32802
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 407-826-5050

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In its proxy statement for the 2006 annual meeting of shareholders, Tupperware Brands Corporation (the Company) disclosed that it has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers or with the non-management members of the Company’s Board of Directors. It further disclosed that specific instructions regarding such communication were included on the Company’s website. On September 19, 2006, the New York Stock Exchange (NYSE) notified the Company that it was deficient in meeting the requirements of Section 303A.03 of the NYSE’s Listed Company Manual for disclosure of the procedure by which interested parties may communicate with non-management directors, and the Company should specifically state the procedure for such communications, rather than reference the procedure set forth on the Company’s website.

The Company hereby confirms that interested parties may contact the Company’s non-management directors by writing to

Board of Directors

Tupperware Brands Corporation

Post Office Box 2353

Orlando, Florida 32802-2353

USA

The website also includes an online form that may be used to communicate electronically. Lastly, communication may be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to 770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond “Tupperware”. The hotline is staffed by multi-lingual professionals available through an independent company called The Network. The caller may direct the report to the Board of Directors by so advising The Network.

In future years, the Company will include this disclosure in its proxy statement.

By specifically stating the procedure that the Company has in place for communicating with non-management directors in this Current Report on Form 8-K, the Company has cured this disclosure deficiency within the period specified by the NYSE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION
(Registrant)

Date September 22, 2006

/s/ Thomas M. Roehlk
Thomas M. Roehlk
Executive Vice President, Chief
Legal Officer and Secretary